Free Writing Prospectus (Supplements the Preliminary Prospectus Supplement dated August 3, 2020)	Filed pursuant to Rule 433 under the Securities Act of 1933 Registration Statement No. 333-238875

Praxair, Inc.

$700,000,000 1.100% Notes due 2030 (the “2030 Notes”)

$300,000,000 2.000% Notes due 2050 (the “2050 Notes”)

Pricing Term Sheet

August 3, 2020

Terms Applicable to Each Series of Notes

Issuer:	Praxair, Inc.

Interest Payment Dates:	Semi-annually in arrears on each February 10 and August 10, commencing February 10, 2021.

Interest Record Dates:	January 26 and July 26

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC

Co-Managers:

Australia and New Zealand Banking Group Limited

BBVA Securities Inc.

Banco Bradesco BBI S.A.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Landesbank Baden-Württemberg

Landesbank Hessen-Thüringen Girozentrale

Santander Investment Securities Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

Skandinaviska Enskilda Banken AB (publ)

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Westpac Banking Corporation

Trade Date:	August 3, 2020

Settlement Date:	August 10, 2020 (T+5). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the two business days thereafter will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Terms Applicable to the 2030 Notes

Title of Securities:	1.100% Notes due 2030

Principal Amount:	$700,000,000

Maturity Date:	August 10, 2030

Benchmark Treasury:	0.625% UST due May 15, 2030

Benchmark Treasury Price:	100-22

Benchmark Treasury Yield:	0.553%

Spread to Benchmark Treasury:	57 basis points

Yield to Maturity:	1.123%

Interest Rate:	1.100% per annum

Public Offering Price (Issue Price):	99.783% of the principal amount thereof plus accrued interest, if any, from August 10, 2020, if settlement occurs after that date.

Optional Redemption:	Make-whole call at T+10 basis points prior to May 10, 2030; 100% of principal amount on or after May 10, 2030, in either case, plus accrued and unpaid interest on the principal amount of the 2030 Notes being redeemed.

CUSIP/ISIN:	74005P BT0/US74005PBT03

Terms Applicable to the 2050 Notes

Title of Securities:	2.000% Notes due 2050

Principal Amount:	$300,000,000

Maturity Date:	August 10, 2050

Benchmark Treasury:	2.000% UST due February 15, 2050

Benchmark Treasury Price:	119-06+

Benchmark Treasury Yield:	1.223%

Spread to Benchmark Treasury:	80 basis points

Yield to Maturity:	2.023%

Interest Rate:	2.000% per annum

Public Offering Price (Issue Price):	99.485% of the principal amount thereof plus accrued interest, if any, from August 10, 2020, if settlement occurs after that date.

Optional Redemption:	Make-whole call at T+15 basis points prior to February 10, 2050; 100% of principal amount on or after February 10, 2050, in either case, plus accrued and unpaid interest on the principal amount of the 2050 Notes being redeemed.

CUSIP/ISIN:	74005P BS2/US74005PBS20

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the Joint Book-running Managers as set forth below:

BofA Securities, Inc.	dg.prospectus_requests@bofa.com or
800-294-1322 (toll free)

Citigroup Global Markets Inc.	prospectus@citi.com or
800-831-9146 (toll free)

J.P. Morgan Securities LLC	866-803-9204 (collect)

Mizuho Securities USA LLC	866-271-7403 (toll free)

Wells Fargo Securities, LLC	wfscustomerservice@wellsfargo.com or
800-645-3751 (toll free)

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.